For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Third Quarter 2021 Results

and COVID-19 Business Update

•    92% of our Cinemas are Open Today

•    Delivered Substantial Reduction in Quarterly Net Loss

•    Reduced Global Debt and Improved Stockholder Equity

Earnings Call Webcast to Discuss Financial Results and COVID-19 Updates

Scheduled to Post to Corporate Website on Thursday,  November 11, 2021

New York, New York - (BUSINESS WIRE) November 9, 2021: Reading International, Inc. (NASDAQ: RDI) (the “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the third quarter ended September 30, 2021

President and Chief Executive Officer, Ellen Cotter said, “Our third quarter and October 2021 results paint a more positive picture about the cinema business as guests embrace a return to our cinemas. Even though 50% of our Australian cinema circuit was closed for most of the third quarter due to the Delta COVID-19 variant, our global revenues of $31.8 million increased 212% from $10.2 million in Q3 2020, driven by almost 88% of our U.S. cinemas being open and the strong performance of Hollywood blockbusters like Shang-Chi and the Legend of the Ten Rings, Black Widow and Free Guy.  Reinforcing the rebound of our specialty cinemas in the U.S., the Angelika Film Center in New York recently opened Director Wes Anderson’s French Dispatch and generated an opening weekend gross box office of $103,000, representing the highest opening weekend at the Angelika NYC since November 2017.”

“Looking ahead, we’re encouraged about the rest of 2021 and beyond.   As the Australian government succeeds in increasing vaccination rates, all of our Australian cinemas were open for business as of October 29, 2021, subject to occupancy restrictions, and expect to be showing No Time to Die, Eternals, Venom: Let there be Carnage and Dune, which are all set to release in Australia in November 2021. On November 5, 2021, we re-opened our Consolidated Theatre at the Kahala Mall in Honolulu following the completion of the top-to-bottom renovation just in time for the release of Eternals and to host the prestigious Hawaii International Film Festival.”

She continued, “While we continue our leasing efforts at 44 Union Square in New York City, our Newmarket Village, Cannon Park, Belmont Common properties in Australia, our Culver City office building and our live theatre properties in New York City all posted improved real estate revenue and income results in Q3 2021 compared to last year. Following four successful asset monetizations in the first half of the year, we sold our building and land in Invercargill, New Zealand to create additional liquidity for our Company, while leasing back our Reading Cinema at the property.  As a result, during the first nine months of 2021, we generated $141.9 million in cash from real estate sales to reinforce our Company’s foundation to support potentially uncertain operating periods in the future. We also worked with National Australia Bank, Bank of America and Bank of Hawaii to modify the existing terms of our major credit facilities to ease our financial covenants during our recovery and in some instances we made additional debt repayments.

Our ‘two business/three country’ diversified business strategy has successfully provided the cushion we needed to survive the ebbs and flows of the global pandemic that began in March of 2020.  We continue to believe it was in the best interests of our Company and our stockholders to monetize certain assets at compelling prices (rather than fire sale prices), instead of diluting our stockholders by issuing stock (or equity convertible debt) in the middle of an unprecedented pandemic or mortgaging our future with high-cost debt. As our cinema business rebounds and stabilizes, we will turn our attention to our real estate developments.”

Key Consolidated Financial Results for the Third Quarter of 2021

•	A significant reduction in basic loss per share from ($0.88) in Q3 2020 to ($0.46) per share in Q3 2021

•	A significant reduction in net loss attributable to Reading International, Inc. from ($19.2) million in Q3 2020 to ($10.1) million in Q3 2021.

•	A significant improvement in our Adjusted EBITDA, which improved from a negative ($11.6) million in Q3 2020 to ($2.4) million in Q3 2021.

•

Global Revenues increased by 212% to $31.8 million reflecting the strong performance of certain Hollywood blockbusters, like Shang-Chi and the Legend of the Ten Rings, coupled with 88% of our U.S. Cinemas operating, despite the fact that 50% of our Australian circuit was closed due to COVID-19 Delta variant lockdowns.

•	Reflecting improving operational results, our Q3 2021 operating loss (reported under GAAP) of ($11.0) million, reduced 37% from ($17.4) million in Q3 2020.

•	The Australian dollar and New Zealand dollar average exchange rates strengthened against the U.S. dollar by 2.6% and 5.8%, respectively, compared to the same period in the prior year.

Key Consolidated Financial Results for the First Nine Months of 2021

•

Due to our strategic property asset monetizations at compelling prices during the first nine months of 2021, our basic earnings per share was $1.45, compared to a  basic loss per share of  ($2.20)  for the same period in 2020.

•

For the same reason, net income attributable to Reading International, Inc. was $31.6 million, compared to a net loss of  ($47.8)  million for the same period in 2020, and our Adjusted EBITDA was $71.4 million, compared to a negative adjusted EBITDA of  ($30.3)  million for the same period in 2020.

•	Worldwide revenues from continuing operations increased to $89.1 million, compared to $62.8 million for the same period in 2020.

•	Operating loss (reported under GAAP) reduced to $37.5 million, compared to an operating loss of $46.6 million for the same period in 2020.

•	The Australian dollar and New Zealand dollar average exchange rates strengthened against the U.S. dollar by 12.1% and 11.5% respectively, compared to the same period in the prior year.

Key Cinema Business Highlights

Cinema segment revenues for  Q3 2021 increased by $21.4 million (or almost 300%), to $28.8 million compared to Q3 2020. Cinema segment operating loss for Q3 2021 decreased by $8.4 million, to a loss of  ($5.1)  million compared to the same period in 2020. These improved results were due to the lifting of U.S. governmental restrictions permitting cinemas to reopen, coupled with the successful release of tentpole movies from the major studios, and despite the fact that 50% of our cinemas in Australia were closed due to the COVID-19 Delta variant.

As of September 30, 2021, the Company had reopened 43 of our 62 global cinema operations. Below is a breakdown by market:

•	In the U.S., 21 of our 24 cinemas had reopened with occupancy restrictions in place.

•

In Australia, 13 of our 26 cinemas were open and trading. The other thirteen Reading Cinemas were closed as certain Australian states mandated temporary community lockdowns to address the COVID-19 Delta variant outbreaks.

•	In New Zealand, 9 of our 12 cinemas were operating.

•	Two cinemas have been closed since before the onset of the pandemic—one in Honolulu at the Kahala Mall for a major renovation and the other in Courtenay Central, Wellington due to seismic issues.

We continue in occupancy in all of our cinemas and have not lost any cinema assets as a result of the COVID-19 pandemic.

Working together with our landlords and lenders in Australia, during the COVID-19 pandemic, we completed the construction and launch of two new Reading Cinemas in Australia, each featuring all-recliner seating and an expanded food and beverage menu:  (i) a six-screen cinema featuring a TITAN LUXE screen opened on December 22, 2020 in Jindalee, Queensland, and (ii) a six-screen cinema featuring two TITAN LUXE screens opened on June 16, 2021 at the expanded Millers Junction Village in Victoria. In the U.S., in November 2021 we completed the renovation of our Consolidated Theatre at the Kahala Mall in Honolulu, which now features all recliner seating and a Café & Bar. In addition, we anticipate completing upgrades to our Consolidated Theatre in Kapolei (Oahu) in time for this year’s holiday movie season.

Key Real Estate Business Highlights

Despite increases in Q3 2021 revenue and income from our Australian entertainment themed centers (Cannon Park, Belmont Common and Newmarket Village), our Culver City office building and our Live Theater properties in New York City, we incurred a Q3 2021 Real Estate segment operating loss of ($1.5) million. The operating loss is attributable to (i) property and occupancy expenses related to 44 Union Square in New York, which were previously partially capitalized in Q3 2020, and the related commencement of depreciation, and (ii) a decrease in Australian property rental income due to the Q2 2021 sale of our Auburn/Redyard center.

Regarding our U.S. Live Theatres, on July 20, 2021, our Orpheum Theatre in New York City reopened to the public with the resumption of STOMP, which was amongst the first New York shows to resume live public performances. On October 8, 2021, live public performances resumed at our Minetta Lane Theatre in New York, which continues to be licensed by Audible, an Amazon company.

Key Balance Sheet, Cash, and Liquidity Highlights

At September 30, 2021, our cash and cash equivalents were $90.9 million, which included approximately $8.4 million in the U.S., $59.8 million in Australia, and $22.7 million in New Zealand. At September 30, 2021, we had total debt of $245.8 million against total book value assets of $695.2 million, compared to $285.0 million and $690.2 million, respectively, at December 31, 2020.  After a review of our portfolio, we monetized five real estate assets in 2021 (described below), which generated $141.9  million in gross sales, thereby allowing us to reduce our outstanding bank debt from $285.0 million to $245.8 million and increase our cash balance from $26.8 million to $90.9 million.

•

On March 4, 2021, we monetized our non-income producing land in Manukau/Wiri, New Zealand for $56.1 million (NZ$77.2 million), booking a gain of $41.0 million (NZ$56.3 million) over our net book value of $13.6 million (NZ$18.7 million).

•

On March 5, 2021, we monetized our non-income producing land in Coachella, California for $11.0 million, which represented a gain on sale after transaction costs of $6.3 million over our $4.4 million net book value. As a 50% member of Shadow View Land and Farming LLC, the entity that owned the property, we received 50% of the sale proceeds, being $5.3 million.

•

On June 9, 2021, we monetized our Auburn/Redyard center in New South Wales, Australia (which included approximately 114,000 square feet of undeveloped land) for $69.6 million (AU$90.0 million), booking a gain of $38.7 million (AU$50.1 million) over our $30.2 million (AU$39.1 million) net book value. We have leased back the cinema at that site.

•	On June 30, 2021, we monetized our Royal George complex in Chicago, Illinois for $7.1 million, booking a gain of $5.0 million over our $1.8 million net book value.
•

On August 30, 2021, we monetized our Invercargill property for $3.8 million (NZ$5.4 million), booking a gain of $2.4 million (NZ$3.4 million) over our net book value of $1.4 million (NZ$2.0 million).  We have leased back the cinema at that site, which will now likely be integrated into the adjacent commonly owned shopping center.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on November 11, 2021, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by 5:00 p.m. Eastern Standard Time on November 10, 2021. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments are maintained in special purpose entities and operated under the names  Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "may," "will," "expect," "believe," "intend," "future," and "anticipate" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expected operating results; our expectations regarding the timing of the reopening of our cinemas and theatres; our expectations regarding the future of the cinema exhibition industry; our belief regarding our diversified business/country diversification strategy; our expectations regarding the relationship with our landlords and lenders; our expectations regarding the leasing and performance of our various real estate assets, including 44 Union Square; and our expectations of our liquidity.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the adverse impact of the COVID-19 pandemic and any variant thereof on short-term and/or long-term entertainment, leisure and discretionary spending habits and practices of our patrons and on our results from operations, liquidity, cash flows, financial condition, and access to credit markets, and those factors discussed throughout Part I, Item 1A – Risk Factors and Part II, Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2020, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Any forward-looking statement made by us in this Earnings Release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue
Cinema	$28,751	$7,339	$79,580	$54,866
Real estate	3,052	2,852	9,562	7,975
Total revenue	31,803	10,191	89,142	62,841
Costs and expenses
Cinema	(29,237)	(15,817)	(82,485)	(71,769)
Real estate	(2,683)	(1,909)	(7,902)	(6,258)
Depreciation and amortization	(5,560)	(5,612)	(17,011)	(16,149)
General and administrative	(5,274)	(4,228)	(19,205)	(15,275)
Total costs and expenses	(42,754)	(27,566)	(126,603)	(109,451)
Operating income (loss)	(10,951)	(17,375)	(37,461)	(46,610)
Interest expense, net	(3,068)	(2,379)	(10,437)	(6,176)
Gain (loss) on sale of assets	2,559	(1)	92,345	(1)
Other income (expense)	440	10	2,236	(186)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(11,020)	(19,745)	46,683	(52,973)
Equity earnings of unconsolidated joint ventures	(75)	(97)	158	(292)
Income (loss) before income taxes	(11,095)	(19,842)	46,841	(53,265)
Income tax benefit (expense)	895	490	(12,380)	5,070
Net income (loss)	$(10,200)	$(19,352)	$34,461	$(48,195)
Less: net income (loss) attributable to noncontrolling interests	(105)	(124)	2,889	(389)
Net income (loss) attributable to Reading International, Inc.	$(10,095)	$(19,228)	$31,572	$(47,806)
Basic earnings (loss) per share	$(0.46)	$(0.88)	$1.45	$(2.20)
Diluted earnings (loss) per share	$(0.46)	$(0.88)	$1.41	$(2.20)
Weighted average number of shares outstanding–basic	21,809,402	21,748,531	21,792,007	21,749,146
Weighted average number of shares outstanding–diluted	21,809,402	21,748,531	22,462,657	21,749,146

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	September 30,	December 31,
	2021	2020
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$90,887	$26,826
Receivables	2,565	2,438
Inventory	1,123	1,059
Prepaid and other current assets	10,910	8,414
Land and property held for sale	—	17,730
Total current assets	105,485	56,467
Operating property, net	306,610	353,125
Operating lease right-of-use assets	226,855	220,503
Investment and development property, net	9,647	11,570
Investment in unconsolidated joint ventures	4,882	5,025
Goodwill	26,784	28,116
Intangible assets, net	3,470	3,971
Deferred tax asset, net	4,709	3,362
Other assets	6,719	8,030
Total assets	$695,161	$690,169
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$40,513	$38,877
Film rent payable	1,709	2,473
Debt - current portion	2,586	41,459
Subordinated debt - current portion	702	840
Derivative financial instruments - current portion	220	218
Taxes payable - current	19,712	82
Deferred revenue	8,602	10,133
Operating lease liabilities - current portion	22,976	22,699
Other current liabilities	3,650	3,826
Total current liabilities	100,670	120,607
Debt - long-term portion	212,667	213,779
Derivative financial instruments - non-current portion	38	212
Subordinated debt, net	26,672	26,505
Noncurrent tax liabilities	7,499	13,070
Operating lease liabilities - non-current portion	222,918	212,806
Other liabilities	21,124	22,017
Total liabilities	$591,588	$608,996
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
33,064,923 issued and 20,128,813 outstanding at September 30, 2021 and 33,004,717 issued and 20,098,607 outstanding at December 31, 2020	232	231
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2021 and December 31, 2020	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	151,383	149,979
Retained earnings/(deficits)	(12,981)	(44,553)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	4,336	12,502
Total Reading International, Inc. stockholders’ equity	102,580	77,769
Noncontrolling interests	993	3,404
Total stockholders’ equity	103,573	81,173
Total liabilities and stockholders’ equity	$695,161	$690,169

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in thousands)	2021	2020	(Unfavorable)	2021	2020	(Unfavorable)
Segment revenue
Cinema
United States	$16,963	$807	>100%	$33,858	$24,582	38%
Australia	9,356	4,854	93%	37,620	24,942	51%
New Zealand	2,431	1,678	45%	8,102	5,342	52%
Total	$28,750	$7,339	>100%	$79,580	$54,866	45%
Real estate
United States	$556	$231	>100%	$1,229	$1,165	5%
Australia	2,391	2,562	(7)%	8,000	8,050	(1)%
New Zealand	230	230	—%	718	713	1%
Total	$3,177	$3,023	5%	$9,947	$9,928	—%
Inter-segment elimination	(125)	(171)	27%	(386)	(1,953)	80%
Total segment revenue	$31,802	$10,191	>100%	$89,141	$62,841	42%
Segment operating income (loss)
Cinema
United States	$(3,274)	$(12,059)	73%	$(21,582)	$(28,640)	25%
Australia	(1,682)	(1,143)	(47)%	566	(3,552)	>100%
New Zealand	(100)	(208)	52%	337	(1,126)	>100%
Total	$(5,056)	$(13,410)	62%	$(20,679)	$(33,318)	38%
Real estate
United States	$(1,439)	$(872)	(65)%	$(4,260)	$(2,344)	(82)%
Australia	464	397	17%	1,782	1,902	(6)%
New Zealand	(509)	(369)	(38)%	(1,430)	(1,022)	(40)%
Total	$(1,484)	$(844)	(76)%	$(3,908)	$(1,464)	(>100)%
Total segment operating income (loss) (1)	$(6,540)	$(14,254)	54%	$(24,587)	$(34,782)	29%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2021	2020	2021	2020
Net Income (loss) attributable to Reading International, Inc.	$(10,095)	$(19,228)	$31,572	$(47,806)
Add: Interest expense, net	3,068	2,379	10,437	6,176
Add: Income tax expense (benefit)	(895)	(490)	12,380	(5,070)
Add: Depreciation and amortization	5,560	5,612	17,011	16,149
EBITDA	$(2,362)	$(11,727)	$71,400	$(30,551)
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter Jr. employment arbitration and other Cotter litigation matters	(2)	158	28	236
Adjusted EBITDA	$(2,364)	$(11,569)	$71,428	$(30,315)

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2021	2020	2021	2020
Segment operating income (loss)	$(6,542)	$(14,254)	$(24,587)	$(34,782)
Unallocated corporate expense
Depreciation and amortization expense	(300)	(215)	(917)	(634)
General and administrative expense	(4,109)	(2,906)	(11,957)	(11,194)
Interest expense, net	(3,068)	(2,379)	(10,437)	(6,176)
Equity earnings of unconsolidated joint ventures	(75)	(97)	158	(292)
Gain (loss) on sale of assets	2,559	(1)	92,345	(1)
Other income (expense)	440	10	2,236	(186)
Income (loss) before income tax expense	$(11,095)	$(19,842)	$46,841	$(53,265)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.